Exhibit 99.1

Lakeland Fire + Safety Reports Fiscal Fourth Quarter and Full Year 2026 Financial Results

Q4 FY26 Net Sales of $45.8 Million; FY26 Net Sales Increased 15% to $192.6 Million Driven by 49% Growth in Fire Services

Delivers Operating Cash Flow in Q4 FY26, Demonstrating Improved Operating Discipline

Completed Divestiture of HPFR and HiViz Product Lines for Approximately $14 Million in Cash Proceeds in March 2026

Received All NFPA 1970 Certifications for Head-to-Toe Fire Portfolio Enabling Customers to Commence Purchase Orders

New Certified Products and Expanded PPE Options to be Showcased at FDIC 2026 in April

Company Repositioning with New Leadership Enhances Operating Discipline and Visibility to Support More Consistent Margins, Inventory Efficiency, and Cash Flow in FY2027

Targets High Single-Digit Revenue Growth & Positive Cash Flow from Operations in FY 2027

Management to Host Conference Call Today at 4:30 p.m. Eastern Time

HUNTSVILLE, AL – April 16, 2026 - Lakeland Industries, Inc. ("Lakeland Fire + Safety" or "Lakeland") (NASDAQ: LAKE), a leading global manufacturer of protective clothing and apparel for industry, healthcare and first responders, has reported its financial and operational results for its fiscal fourth quarter and year ended January 31, 2026.

Key Fiscal FY 2026 Fourth Quarter Financial and Operational Highlights

	Q4 Comparison				FY Comparison
($ in millions)	Q4’26	Q4’25	$ Change YoY	% Change YoY	FY 2026	FY 2025	$ Change YoY	% Change YoY

Net Sales	$45.8	$46.6	$(0.8)	(1.7%)	$192.6	$167.2	$25.4	15.2%
Gross Profit	$14.7	$18.7	$(4.0)	(21.2%)	$63.3	$68.7	$(5.3)	(7.8%)
Gross Margin	32.2%	40.1%	—	(794)BPS	32.9%	41.1%	—	(820)BPS
Net Loss	$(6.2)	$(18.4)	$12.2	66.3%	$(25.3)	$(18.1)	$(7.2)	(40.0%)
Adjusted EBITDA	$0.8	$5.1	$(4.3)	(83.6%)	$5.0	$15.0	$(10.0)	(66.7%)
Adjusted EBITDA ex. FX(1)	$1.3	$6.1	$(4.8)	(78.3%)	$7.2	$17.4	$(10.2)	(58.5%)

(1) Adjusted EBITDA and Adjusted EBITDA excluding FX are non-GAAP financial measures. Reconciliations are provided in the tables of this press release.

Management Commentary

“While our fourth quarter results reflect the continued impact of cost volatility and a challenging operating environment, we believe they do not fully reflect the actions taken during fiscal 2026 to simplify the business, reduce costs, and strengthen operating discipline across Lakeland” said Jim Jenkins, President and Chief Executive Officer. “Results during the quarter reflected inflationary cost pressures, tariff impacts, and later period demand softness, conditions that reinforced the importance of our ongoing focus on cost control, planning discipline and inventory management. Even in that environment, we generated an approximately $1.8 million improvement in cash flows from operations and approximately $1.3 million in Adjusted EBITDA excluding FX. Delivering that level of cash generation and EBITDA on lower revenue than the third quarter reflects improved discipline across the organization, stronger cost control, and better day-to-day operating execution.

“I also want to recognize the work of our team, whose efforts helped to drive meaningful improvement in the quarter. Subsequent to year end, we successfully completed the divestiture of the HPFR and HiViz product lines, generating approximately $14 million in cash proceeds, simplifying the business, and further strengthening our capital position. This transaction reduces operational complexity, strengthens liquidity and allows us to concentrate resources more directly on our core Fire Services and industrial protective products businesses.

“Stepping back to the full year, fiscal 2026 was characterized by solid demand across our core markets alongside a volatile cost environment and a deliberate focus on cost reduction and simplification. Revenue increased approximately 15% to $192.6 million, supported by continued momentum in Fire Services. While revenue increased during the year, earnings were pressured as we prioritized expense actions, inventory discipline, and structural simplification amid these conditions. We do not view that as a demand issue, but as a reflection of cost headwinds, mix, and the timing of benefits from actions taken during the year.

“As we move into fiscal 2027, we are encouraged that these issues are actively being addressed, and that we are already seeing signs of progress. Inventory is down approximately $5.3 million since October, reflecting improved inventory alignment and tighter controls across sourcing and production. We are removing costs across logistics and operations, strengthening accountability, and putting a tighter structure around sales and production planning. Operating cadence and planning discipline improved during the latter part of fiscal 2026, reducing reactive decision-making and supporting better short-term visibility. Through the first two months of Q1 FY27, the business is tracking consistent with expectations as cost actions and inventory discipline begin to carry forward.

Just as importantly, Lakeland now offers a full head-to-toe range of NFPA 1970:2026 certified products across our brand portfolio. The timing of these certifications had limited ordering activity during fiscal 2026, and completion of these certifications improves product availability as we move forward. We look forward to displaying our NFPA-certified fire portfolio at FDIC 2026.

“Looking ahead, we believe Lakeland is entering fiscal 2027 with a simpler portfolio, improved internal discipline, and a healthy level of demand across both Fire and Industrial. We are modestly ahead of budget going into the new fiscal year, and the pipeline continues to build. Our focus in fiscal 2027 is to build on the cost reductions, simplified portfolio, and inventory discipline established in fiscal 2026, with the objective of delivering more consistent margins and positive operating cash flow. Based on these actions and the underlying demand environment, we are providing FY 2027 objectives of high single-digit revenue growth and positive cash flows from operations,” Jenkins concluded.

Fiscal 2026 and Subsequent Operational Highlights

•
Completed the acquisitions of Arizona PPE and California PPE, expanding U.S. Fire Services distribution and rental capabilities.
•
Completed the sale and partial leaseback of Decatur, Alabama warehouse facilities in August 2025, for $6.1 million, generating a pre-tax gain of approximately $4.3 million and reducing fixed cost exposure.
•
Announced the shipment of a USD $3.1 million order through its Jolly Scarpe brand for fire intervention boots from the Italian Ministry of the Interior - Firefighters Department, as part of a previously-awarded four year supply contract.
•
Lakeland LHD subsidiary was awarded an approximately USD $5.6 million three-year contract to provide advanced decontamination, managed care and maintenance services for the Hong Kong Fire Services Department’s (HKFSD) firefighter protective gear.
•
Received significant emergency follow-on orders to supply turnout gear, gloves, and hoods to the National Fire Department of Colombia ("DNBC”).
•
Secured a contract renewal of up to 12 years with Fire and Emergency New Zealand (FENZ), New Zealand's main firefighting and emergency services body, for a range of apparel and decontamination services.
•
Products including Lakeland Structural Turnout and Proximity Gear; Veridian Gloves and Fire Particulate Blocking Hoods; and Pacific Helmets, have officially achieved NFPA 1970:2025 certification, further strengthening Lakeland’s full head-to-toe firefighter Personal Protective Equipment (PPE) portfolio.
•
California PPE opened “California PPE, Fresno”, a new state-of-the-art facility providing compliant decontamination, inspection and repair services to California Fire Departments and National Fire Protection Association (NFPA) 1850 training.
•
Completed the divestiture of the HPFR (High Performance FR) and HiViz product lines in March 2026, generating approximately $14 million of cash proceeds and meaningfully strengthening the Company's balance sheet.
•
Appointed Lee D. Rudow to its Board of Directors, effective April 9, 2026. Mr. Rudow previously served as Chief Executive Officer of Nasdaq-listed Transcat, Inc.
•
Calven Swinea appointed Chief Financial Officer in February 2026 after having served as Interim Chief Financial Officer since December 2025 and Vice President of Finance since September 2020.
•
Kevin Rae appointed Executive Vice President, Europe, the Middle East, and Africa Fire Sales after having served as Vice President, EMEA Fire and Global M&A Integration since 2022.

Fiscal 2026 Fourth Quarter Financial Highlights

•
Net sales were $45.8 million for Q4 FY26, compared to $46.6 million in Q4 FY25, a decrease of $0.8 million or 1.7%, driven by decreases in Disposables, and Wovens, offset partially by increases in Fire Services and HPFR.
•
Sales of the Fire Services product line were $21.7 million for the fourth quarter of fiscal 2026, an increase of $0.5 million or 2% compared to $21.2 million for the fourth quarter of fiscal 2025.
•
Fire segment as a percentage of revenue was 47%.
•
U.S. sales were $19.6 million for the fourth quarter of fiscal 2026, an increase of $1.3 million or 7% compared to $18.3 million for the fourth quarter of fiscal 2025.
•
Europe sales, including Eagle, Jolly and LHD, were $12.1 million for the fourth quarter of fiscal 2026, a decrease of $2.4 million or 17% compared to $14.5 million for the fourth quarter of fiscal 2025.
•
LATAM sales were $3.8 million for the fourth quarter of fiscal 2026, a decrease of $0.2 million or 5% compared to $4.0 million for the fourth quarter of fiscal 2025.

•
Asia sales were $4.3 million for the fourth quarter of fiscal 2026, an increase of $0.7 million or 19% compared to $3.6 million for the fourth quarter of fiscal 2025.
•
Gross profit for the fourth quarter of fiscal 2026 was $14.7 million, a decrease of $4.0 million, or 21%, compared to $18.7 million for the fourth quarter of fiscal 2025.
•
Adjusted EBITDA excluding FX(1) was approximately $1.3 million in Q4 FY26, compared to $6.1 million in Q4 FY25.
•
Q4 FY26 generated an approximately $1.7 million improvement in cash flows from operations, demonstrating improved cost control and greater operating leverage relative to prior periods despite lower revenue.

(1) Adjusted EBITDA and Adjusted EBITDA excluding FX are non-GAAP financial measures. Reconciliations are provided in the tables of this press release.

Fiscal 2026 Full Year Financial Highlights

•
Net sales increased 15.2% to $192.6 million for FY26, compared to $167.2 million for FY25, driven by a $30.6 million, or 48.6%, increase in Fire Services revenue, supported by the full-year contributions of Veridian, LHD, Jolly, and Pacific Helmets acquisitions and the addition of Arizona PPE and California PPE in FY26.
•
Gross margin was 32.9% for FY26, compared to 41.1% for FY25, primarily reflecting product mix, underutilization in Mexico and Vietnam, tariff and raw material cost headwinds, and integration-related costs.
•
Net loss was ($25.3) million, or ($2.63) per diluted share, for FY26, compared to a net loss of ($18.1) million, or ($2.43) per diluted share, for FY25. The increase in net loss was driven by higher operating expenses to support growth and an $8.4 million establishment of a full valuation allowance on U.S. deferred tax assets.
•
Adjusted EBITDA excluding FX was approximately $7.2 million for FY26, compared to $17.4 million for FY25.
•
Cash and cash equivalents were $12.5 million at January 31, 2026. Working capital was approximately $96.2 million. Subsequent to January 31, 2026, completed the divestiture of the HPFR (High Performance FR) and HiViz product lines, generating approximately $14 million of cash proceeds.
•
Inventories decreased approximately $5.3 million since October 31, 2025, reflecting progress on inventory rightsizing.

Fiscal Fourth Quarter 2026 Financial Results

Net sales were $45.8 million for Q4 FY26, a decrease of $0.8 million or 1.7% compared to $46.6 million for Q4 FY25. By product line, Fire Services increased $0.5 million to $21.7 million, and Chemical increased $0.3 million to $5.0 million. These gains were more than offset by a $0.9 million decrease in Disposables, a $1.0 million decrease in Wovens, and smaller declines in Gloves and High Visibility. U.S. revenue increased $1.3 million or 7.1% to $19.6 million for Q4 FY26, while Europe revenue decreased $2.4 million to $12.1 million, reflecting timing of orders from LHD and Jolly.

Gross profit for Q4 FY26 was approximately $14.7 million, a decrease of $4.0 million, or 21.2%, compared to $18.7 million for Q4 FY25. Gross profit as a percentage of net sales decreased to 32.2% for Q4 FY26 from 40.1% for Q4 FY25, reflecting product mix, underutilization in Mexico and Vietnam manufacturing, raw material cost pressures, elevated freight costs, and execution gaps in production planning and systems.

Operating expenses were approximately $17.3 million for Q4 FY26, compared to $18.8 million in Q4 FY25. The decrease reflected ongoing cost management initiatives partially offset by personnel and professional fee costs. Operating loss was approximately ($5.2) million for Q4 FY26, which included $2.6 million of goodwill impairment charges, compared to an operating loss of ($10.7) million for Q4 FY25, which included $10.5 million of goodwill impairment charges.

Net loss was ($6.2) million, or ($0.61) per diluted share, for Q4 FY26, compared to a net loss of ($18.4) million, or ($2.42) per diluted share, for Q4 FY25. The prior year period included $18.2 million in combined non-cash goodwill and Bodytrak equity method investment impairments.

Adjusted EBITDA excluding FX for Q4 FY26 was approximately $1.3 million, compared to $6.1 million for Q4 FY25. The decrease was primarily driven by the decline in gross margin related to the factors described above.

Fiscal Year 2026 Financial Results

Net sales were $192.6 million for FY26, an increase of $25.4 million or 15.2% compared to $167.2 million for FY25. Our Fire Services line was a key driver, with revenue growing $30.6 million, or 48.6%, to $93.6 million. U.S. revenue increased $21.2 million, or 35.1%, driven by Veridian, Arizona PPE and California PPE. Europe revenue increased $12.1 million, or 28.7%, primarily due to full-year contribution from LHD. Partially offsetting these gains, Latin America declined $4.8 million and Canada declined $1.4 million, reflecting timing of orders and macroeconomic uncertainties. On a consolidated basis, domestic sales were $81.6 million, or 42%, of total revenues, and international sales were $111.0 million or 58% of total revenues.

Gross profit was $63.3 million for FY26, a decrease of $5.4 million, or 7.8%, compared to $68.7 million for FY25. Gross margin decreased to 32.9% from 41.1%, driven by product mix from fire acquisitions, manufacturing underutilization, and raw material and tariff headwinds.

Operating expenses increased 14.2% to $77.0 million for FY26 from $67.4 million for FY25, driven by personnel costs, equity compensation, acquisition-related costs, and professional fees to support the Company's growth. The Company recognized a $2.6 million goodwill impairment charge related to the LHD reporting unit, a $3.6 million lease impairment on the Monterrey, Mexico right-of-use asset, and a $4.3 million gain on the sale of the Decatur, Alabama warehouse facilities. Operating loss was ($15.5) million for FY26, compared to ($9.3) million for FY25.

Net loss was ($25.3) million, or ($2.63) per diluted share, for FY26, compared to a net loss of ($18.1) million, or ($2.43) per diluted share, for FY25. The increase reflects higher operating expenses and an $8.4 million income tax charge from the establishment of a full valuation allowance on U.S. deferred tax assets, partially offset by the gain on the Decatur sale.

Adjusted EBITDA excluding FX for FY26 was approximately $7.2 million, compared to $17.4 million for FY25, reflecting the decline in gross margin and higher operating costs described above.

Cash and cash equivalents were $12.5 million at January 31, 2026, with working capital of approximately $96.2 million. Cash decreased $5.0 million versus January 31, 2025, reflecting $15.8 million of operating cash usage and $11 million of net investing outflows, offset by $12.5 million provided by financing activities. Subsequent to January 31, 2026, completed the divestiture of the HPFR (High Performance FR) and HiViz product lines, generating approximately $14 million of cash proceeds.

As of January 31, 2026, there were borrowings of $28.5 million outstanding under the revolving credit facility, with an additional $11.5 million of available credit under the Loan Agreement and additional debt of $3.8 million.

As of January 31, 2026, the Company was not in compliance with certain covenants under its revolving credit agreement. After January 31, 2026, the Company received a limited waiver from its lender pursuant to which such noncompliance was waived.

Net cash used in operating activities was $15.8 million in the year ended January 31, 2026, compared to $15.9 million in the year ended January 31, 2025. Cash usage was driven by a net loss of ($25.3) million and unfavorable changes in operating assets of $4.9 million, partially offset by non-cash charges of $14.3 million.

J. Calven Swinea, Chief Financial Officer, added, "In fiscal 2026, revenues increased $25.4 million, or 15.2%, to $192.6 million, driven by demand in global Fire Services and contributions from recent acquisitions. During the year, we focused on simplifying the business, managing costs, and strengthening our financial foundation in a volatile operating environment.

“Gross margin compression in fiscal 2026 was primarily driven by product mix associated with our fire acquisitions, underutilization in our Mexico and Vietnam facilities, and raw material and tariff headwinds. These are operational issues that we are actively addressing. We are also taking structural actions, including the planned consolidation of India production into Vietnam, that we believe will support improved efficiency and utilization over time.

“Importantly, the approximately $14 million in proceeds from the HPFR and HiViz divestiture announced in March 2026, is expected to further strengthen liquidity and financial flexibility. As we move into fiscal 2027, our focus remains on sustaining cost discipline, improving utilization, and delivering more consistent gross margin and operating cash flow. With the revolving credit facility waiver in place, we are now focused on completing a transition to an asset-based lending structure. We are in advanced discussions and working through final steps with a lender. While there can be no assurance of completion, we are encouraged by the level of engagement and expect to complete this transition in the near term.”

Fiscal Fourth Quarter and Full Year 2026 Results Conference Call

Lakeland President, Chief Executive Officer and Executive Chairman Jim Jenkins and Chief Financial Officer Calven Swinea will host the conference call, followed by a question-and-answer period. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of the Company’s website here.

To access the call, please use the following information:

Date:	Thursday, April 16, 2026
Time:	4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
Dial-in:	1-877-407-9208
International Dial-in:	1-201-493-6784
Conference Code:	13758334
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1750467&tp_key=d6dc402422

A telephone replay will be available commencing approximately three hours after the call and will remain available through July 16, 2026, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 13758334. The replay can also be viewed through the webcast link above and the presentation utilized during the call will be available via the investor relations section of the Company’s website here.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures in this press release: Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA excluding FX, Adjusted EBITDA excluding FX margin and adjusted operating expenses, excluding FX. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company believes that these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000) (Unaudited)
Reconciliation of GAAP Results to Non-GAAP Results

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2026	2025	2026	2025
Net loss to EBITDA
Net loss	$(6,209)	$(18,438)	$(25,311)	$(18,075)
Interest expense	617	618	2,147	1,650
Income tax expense	356	(397)	7,612	(281)
Depreciation and amortization	1,447	1,756	5,063	4,775
EBITDA	$(3,788)	$(16,461)	$(10,489)	$(11,931)

EBITDA to Adjusted EBITDA
(excluding non-cash expenses)
EBITDA	$(3,788)	$(16,461)	$(10,489)	$(11,931)
Equity compensation (1)	369	476	3,391	1,558
Other income (expense) (2)	22	(105)	40	(198)
Acquisition expenses (3)	395	1,528	3,237	3,709
Earnout revaluation (4)	—	—	—	(689)
Severance and restructuring (5)	891	847	2,251	2,246
New Monterrey, Mexico facility start-up costs (6)	204	352	1,855	1,258
PFAS litigation (7)	(466)	122	(319)	740
ERP project (8)	390	174	1,796	174
Amortization of step-up in inventory basis (9)	217	—	1,395	—
Goodwill impairment(10)	2,604	10,538	2,604	10,538
Gain on sale-leaseback transaction (11)	—	—	(4,333)	—
Lease impairment (12)	—	—	3,577	—
Impairment of equity method investment (13)	—	7,639	—	7,639
Adjusted EBITDA	$836	$5,110	$5,005	$15,043

Adjusted EBITDA Margin
Adjusted EBITDA	$836	$5,110	$5,005	$15,043
Divided by net sales	45,820	46,628	192,648	167,211
Adjusted EBITDA Margin	1.8%	11.0%	2.6%	9.0%

Adjusted EBITDA to Adjusted EBITDA excluding FX
Adjusted EBITDA	$836	$5,110	$5,005	$15,043
Currency Fluctuation	492	1,000	2,197	2,312
Adjusted EBITDA excluding FX	$1,329	$6,110	$7,202	$17,355

Adjusted EBITDA Margin to Adjusted EBITDA excluding FX Margin
Adjusted EBITDA excluding FX	$1,329	$6,110	$7,202	$17,355
Divided by net sales	45,820	46,628	192,648	167,211
Adjusted EBITDA excluding FX Margin	2.9%	13.1%	3.7%	10.4%

Operating Expenses to Adjusted Operating Expenses excluding FX
Operating expenses	$17,342	$18,839	$76,990	$67,401
Depreciation and amortization	(1,113)	(682)	(3,750)	(2,412)
Equity compensation (1)	(369)	(476)	(3,391)	(1,558)
Acquisition expenses (3)	(395)	(1,528)	(3,237)	(3,709)
Earnout revaluation (4)	—	—	—	689
Severance and restructuring (5)	(891)	(847)	(2,251)	(2,246)
New Monterrey, Mexico facility start-up costs (6)	(204)	(352)	(1,855)	(1,258)
PFAS litigation (7)	466	(122)	319	(740)
ERP project (8)	(329)	(174)	(1,514)	(174)
FX	(492)	(1,000)	(2,197)	(2,312)
Adjusted Operating Expenses excluding FX	$14,015	$13,658	$59,114	$53,681

The financial data above includes non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA Margin and Adjusted Operating Expenses. Management excludes from EBITDA and adjusted EBITDA all expenses for interest, taxes, depreciation and amortization, Goodwill impairment, impairment of investment, and Other Income which is comprised of interest income and gains (losses) from equity method investments. For adjusted EBITDA management also excludes equity compensation, acquisition-related expenses, severance and restructuring costs, start-up costs for our Mexican operations, PFAS litigation expenses, ERP Project related costs and earnout revaluation. This press release also discusses (i) Adjusted EBITDA margin, which is calculated by dividing Adjusted EBITDA by GAAP net sales; (ii) Adjusted EBITDA excluding FX, which is calculated by subtracting foreign currency losses from Adjusted EBITDA and (iii) Adjusted EBITDA excluding FX margin, which is calculated by dividing Adjusted EBITDA excluding FX by GAAP net sales.

Management excludes these items principally because such charges or benefits are not directly related to the Company’s ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of the Company’s operations, both internally and externally, (2) guide management in assessing the performance of the business, internally allocating resources and making decisions in furtherance of the Company’s strategic plan, and (3) provide investors with a better understanding of how management plans and measures the business. The material limitations to management’s approach include the fact that the charges, benefits and expenses excluded are nonetheless charges, benefits and expenses required to be recognized under GAAP and, in some cases, consume cash which reduces the Company’s liquidity. Management compensates for these limitations primarily by reviewing GAAP results to obtain a complete picture of the Company’s performance and by including a reconciliation of non-GAAP results to GAAP results in its earnings releases. Non-GAAP financial measures are not alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures presented by other companies, limiting their usefulness as comparative measures.

Additional information regarding the adjustments is provided below.

(1) Adjustments for Equity Compensation, which consist of non-cash expenses for the grant of equity awards.

(2) Adjustments for Other Income, which consists of interest income and gains/(losses) from Investments accounted for under the equity method of accounting.

(3) Adjustments for acquisition-related expenses included advisory fees, due diligence expenses and legal fees related to the Company's acquisitions.

(4) Adjustments for the reduction of the estimated earnout payment related to the Eagle acquisition. Reduction to the accrued earnout payment reflected in operating expenses.

(5) Adjustments for accrued employee severance and restructuring costs.

(6) Adjustments for costs for our Mexican operations consist of external services and legal fees associated with a property-related dispute with the landlord of our manufacturing site in Monterrey, Mexico.

(7) Adjustments for PFAS Litigation.

(8) Adjustments for the implementation of new ERP consisted of external services and employee related expenses.

(9) Adjustments for amortization of the step-up in basis for inventory acquired related to the Company's acquisitions.

(10) Goodwill impairment charges of $2.6 million representing 45% of goodwill related to the LHD reporting unit in the Europe geographic segment, $3.0 million representing the entire amount of goodwill related to the Pacific reporting unit and $7.5 million representing 83% of goodwill related to the Eagle reporting unit.

(11) The Company recorded a gain on sale-leaseback for the sale of the Decatur, Alabama warehouse facility.

(12) The Company recorded an impairment primarily related to the right of use asset for the Monterrey, Mexico facility.

(13) Impairment loss of $7.6 million for the remaining recorded value of the equity method and convertible notes investment in Bodytrak.

About Lakeland Fire + Safety

Lakeland Fire + Safety manufactures and sells a comprehensive line of fire services and industrial protective clothing and accessories for the industrial and first responder markets. In addition, we provide decontamination, repair and rental services that complement our fire services portfolio. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a strategic global network of selective fire and industrial distributors and wholesale partners. Our authorized distributors supply end users across various industries, including integrated oil, chemical/petrochemical, automobile, transportation, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high-tech electronics manufacturers, as well as scientific, medical laboratories, and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, including fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mix of end-users directly and to industrial distributors, depending on the particular country and market. In addition to the United States, sales are made into more than 50 foreign countries, the majority of which were into China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Commonwealth of Independent States (“CIS”) Region, Colombia, Mexico, Ecuador, India, Uruguay, Middle East, Southeast Asia, Australia, Hong Kong and New Zealand.

For more information about Lakeland, please visit the Company's website at www.lakeland.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains estimates, predictions, opinions, goals and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's expectations for earnings, revenues, expenses, inventory levels, capital levels, liquidity levels, or other future financial or business performance, strategies or expectations, including without limitation our stated objectives of high single-digit revenue growth and positive cash flow from operations and our planned transition to an asset-based lending structure. All statements, other than statements of historical facts, which address Lakeland's expectations of sources or uses for capital, or which express the Company's expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in press releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. As a result, there can be no assurance that Lakeland's future results will not be materially different from those described herein as "believed," "projected," "planned," "intended," "anticipated," "can," “will,” “likely,” “focus,” “objectives,” "estimated" or "expected," or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which such statement is based, except as may be required by law.

Investor Relations
Chris Tyson
Executive Vice President
MZ Group - MZ North America
949-491-8235
LAKE@mzgroup.us
www.mzgroup.us

Lakeland Industries, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended January 31, 2026 and 2025

($000’s) except share information

	2026	2025
Net sales	$192,648	$167,211
Cost of goods sold	129,322	98,537
Gross profit	63,326	68,674
Operating expenses	76,990	67,401
Goodwill impairment	2,604	10,538
Gain on sale-leaseback	(4,333)	—
Lease impairments	3,577	—
Operating loss	(15,512)	(9,265)
Impairment of equity method investment	—	(7,639)
Other (expense) income, net	(40)	198
Interest expense	(2,147)	(1,650)
Loss before income tax expense (benefit)	(17,699)	(18,356)
Income tax expense (benefit)	7,612	(281)
Net loss	$(25,311)	$(18,075)
Net loss per common share:
Basic	$(2.63)	$(2.43)
Diluted	$(2.63)	$(2.43)
Weighted average common shares outstanding:
Basic	9,626,477	7,426,401
Diluted	9,626,477	7,426,401

Lakeland Industries, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

January 31, 2026 and 2025

($000’s, except share information)

ASSETS
Current assets	2026	2025
Cash and cash equivalents	$12,515	$17,476
Accounts receivable, net of allowance for doubtful accounts of $1,064 and $1,237 at January 31, 2026 and 2025, respectively	32,043	27,607
Inventories	82,542	82,739
Prepaid VAT and other taxes	2,429	2,598
Income tax receivable and other current assets	4,657	6,111
Total current assets	134,186	136,531
Property and equipment, net	11,640	13,948
Operating leases right-of-use assets	11,248	13,917
Deferred tax assets	1,149	6,270
Goodwill	15,287	16,240
Intangible assets, net	31,724	25,503
Other assets	4,699	122
Total assets	$209,933	$212,531

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$15,565	$15,742
Accrued compensation and benefits	4,984	4,501
Other accrued expenses	8,964	8,130
Income tax payable	1,802	1,993
Current portion of long-term debt	1,891	939
Current portion of operating lease liabilities	4,756	3,602
Total current liabilities	37,962	34,907
Deferred income taxes	2,198	3,891
Long-term debt	30,382	16,426
Long-term portion of operating lease liabilities	10,264	10,681
Total liabilities	80,806	65,905
Commitments and contingencies (Footnote 12)
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	—	—
Common stock, $0.01 par; authorized 20,000,000 shares, Issued 11,164,336 and 10,856,812; outstanding 9,806,128 and 9,498,604 at January 31, 2026 and 2025, respectively	112	109
Treasury stock, at cost; 1,358,208 shares at January 31, 2026 and 2025	(19,979)	(19,979)
Additional paid-in capital	129,391	123,136
Retained earnings	23,857	50,320
Accumulated other comprehensive loss	(4,254)	(6,960)
Total stockholders' equity	129,127	146,626
Total liabilities and stockholders’ equity	$209,933	$212,531

Lakeland Industries, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended January 31, 2026 and 2025

($000’s)

	2026	2025
Cash flows from operating activities:
Net loss	$(25,311)	$(18,075)
Adjustments to reconcile net loss to net cash used in operating activities
Deferred income taxes	2,510	(4,086)
Depreciation and amortization	5,063	3,316
Impairment of goodwill	2,604	10,538
Lease impairments	3,577	—
Amortization of step-up in inventory basis	1,395	1,036
Stock based and restricted stock compensation	3,391	1,558
Gain on sale-leaseback transaction	(4,333)	—
Loss on disposal of property and equipment	113	61
Equity in loss of equity method investment	—	384
Change in fair value of earnout consideration	—	(711)
Impairment of equity method investment	—	7,639
Change in operating assets and liabilities, net of effect of business acquisitions
Accounts receivable, net	(2,674)	(2,644)
Inventories	1,770	(14,242)
Prepaid VAT and other taxes	170	244
Other assets	(2,305)	(1,477)
Accounts payable	(1,051)	5,979
Accrued expenses and other liabilities	(488)	(3,500)
Operating lease liabilities	(181)	(1,901)
Net cash used in operating activities	(15,750)	(15,881)
Cash flows from investing activities:
Purchases of property and equipment	(671)	(1,540)
Proceeds from sale of property and equipment	5,652	—
Acquisitions, net of cash acquired	(6,165)	(45,084)
Investments	—	(1,118)
Net cash used in investing activities	(1,184)	(47,742)
Cash flows from financing activities
Secondary stock offering proceeds	—	42,626
Term loan borrowings	2,048	2,688
Term loan repayments	(3,202)	(635)
Credit line borrowings	44,334	59,400
Payments on debt facilities	(29,094)	(46,158)
Dividends paid	(1,152)	(887)
Shares returned to pay employee taxes under restricted stock program	(429)	(446)
Net cash provided by financing activities	12,505	56,588
Effect of exchange rate changes on cash and cash equivalents	(532)	(711)
Net decrease in cash and cash equivalents	(4,961)	(7,746)
Cash and cash equivalents at beginning of year	17,476	25,222
Cash and cash equivalents at end of year	$12,515	$17,476

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,129	$1,650
Cash paid for income taxes	$3,045	$3,219
Stock issued for acquisition	$3,295	$—